Exhibit 99.1

Media Contact	Investor Contact
Sarah Barr, 203-578-2287	Terry Mangan, 203-578-2318
sbarr@websterbank.com	tmangan@websterbank.com

WEBSTER APPOINTS LAUREN C. STATES TO BOARD OF DIRECTORS

WATERBURY, Conn., September 19, 2016 - Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., announced today that Lauren C. States has been appointed to its and Webster Bank’s boards of directors effective September 19, 2016.

Ms. States, 60, is an Executive-in-Residence at Northeastern University’s D’Amore-McKim School of Business. During a 36-year career at IBM, she held a variety of executive positions, the most recent being Vice President of Strategy and Transformation for IBM’s Software Group. Prior to that, Ms. States was Chief Technology Officer for IBM Corporate Strategy. She was recently elected to the board of Clean Harbors, Inc., (NYSE:CLH), is a member of the Executive Leadership Council, and is on the Board of Trustees for International House, New York. Ms. States holds a bachelor’s of science in Economics from The Wharton School of the University of Pennsylvania and completed a Fellowship with Harvard University’s Advanced Leadership Initiative in 2015.

James C. Smith, Webster’s chairman and CEO, said, “Lauren brings deep, relevant knowledge and experience to Webster’s board from her distinguished career at IBM and other endeavors. Her insights and perspective will be valuable assets to the board’s deliberations.”

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Webster Financial Corporation is the holding company for Webster Bank, National Association. With $25.1 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust, and investment services through 176 banking centers and 347 ATMs. Webster also provides telephone banking, mobile banking, and Internet banking. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and HSA Bank, a division of Webster Bank, which provides health savings account trustee and administrative services. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.

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